AMENDMENT
TO
FUND PARTICIPATION AGREEMENT
(SERVICE SHARES )

This Amendment (the "Amendment") is made and entered into as of and among Janus Aspen Series and Principal Life Insurance Company 't	2007, by the "parties") in

order to modify that certain Fund Participation Agreement (the "Agreemene') entered into by the parties as of August 28, 2000.

The parties agree to amend the Agreement as follows :

1 . Schedule A to the Agreement is hereby deleted and the Schedule A attached to this Amendment is substituted therefor.

2. Exceptas modified hereby, all other terms and conditions of the Agreement sball remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amcndmcnt as of the date and year first above written .

JANUS ASPEN SERIES

By : Name: Andrew Msernan Title: President

PRINCIPAL LIFE INSURANCE COMPANY

By:
Name: -~>Ak-A- W1 r--;Aj6-1V1
Title :

Contmct #ZA M - 0(oo

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Principal Life Insurance Company Soarate Account B - . Variable Life Set)arate Account

(1) The Principalg Variable Annuity	(1) Prinflex Life(& Variable Life
Insurance

(2) Principal Freedom Variable Annuity (2) Survivorship Variable Universal Life Insurance

(3)	Flexible Variable Life Insurance
(4)	Principal Variable Universal Life Accumulator (VUL)
(5)	Executive Variable Universal Life (EVUL)
(6)	Benefit Variable Universal Life (BVUL)
(7)	Principal Variable Universal Life (Accumulator 11)
(8)	Variable Universal Life Income
(9)	Variable Universal Life Income 11
(10)	Executive Variable Universal Life II
(11)	Benefit Variable Universal Lifie 11